Exhibit 10.54

January 21, 2003

Richard Walker
4051 Preserve Parkway South
Greenwood Village, CO  80121

Dear Richard:

It is a pleasure to offer you (“Employee”) the position of Senior Vice President, Corporate Development and Strategy, at Autobytel Inc. (the “Company”).  Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Employee Confidentiality Agreement, the Mutual Agreement to Arbitrate, and the Securities Trading Policy.  Following is a summary of our offer:

Position:	Senior Vice President, Corporate Development and Strategy reporting to the Chief Executive Officer
Semi-Monthly Rate:	$10,416.67 ($250,000.00 Annually)
Hire Date:	January 21, 2003
Term:

One year, terminable upon 30 days’ written notice by Employee or the Company for any reason or no reason; renewable automatically  for one year periods unless either party notifies the other of its election not to renew at least ninety (90) days prior to the applicable anniversary of the hire date.

Stock Options:	200,000 subject to board approval
Bonus Opportunity:	up to 50% at the discretion of the Board of Directors
Vacation:	4 weeks per year
Severance:

6 months severance if terminated by the Company without cause as described below, it being understood that severance is not applicable in the event of termination due to death or disability; provided, however, that if the Company elects not to renew Employee’s term in the first year of employment (other than due to death or disability), Employee shall be entitled to 3 months severance but in no event will severance payments hereunder exceed 6 months:

Cause shall mean any one of the following:

(1)	Gross misconduct; or

Autobytel Inc.	1	Offer Letter

(2)

The willful and continued failure by Employee to substantially perform his duties (other than such failure resulting from the Employee’s disability), after a written demand for substantial performance of such duties is delivered to the Employee that specifically identifies the manner in which Employee’s manager believes that the Employee has failed to substantially perform his duties, and the Employee has failed to remedy the failure within 10 business days of receiving such notice; or

(3)

The willful or continued action, or failure to act by the Employee that results, or is expected to result, in actual material financial injury to the Company. However, no act or failure to act on the Employee’s part shall be considered “willful” if done, or omitted to be done, by the Employee in good faith and with a reasonable belief that his  action or omission was in the best interest of the Company; or

(4)

The Employee’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or

(5)

Violation of Company policies of a serious nature, examples of which include but are not limited to: discrimination or harassment tied to race, color, gender, age, national origin, sexual orientation, disability, medical condition, marital status, veteran status, or religion; theft; falsification of Company records; being under the influence or in the possession of illegal drugs or controlled substances on Company property; possession of fire arms or other weapons or explosives on Company property; or similar serious violations of Company policies.

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement, Mutual Agreement to Arbitrate, and the Securities Trading Policy, which will apply during your employment with the Company and thereafter.  Two originals of each of these agreements are enclosed for your review.  Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me.  Jeffrey Schwartz, Autobytel Inc.’s President, CEO, will then sign and return one complete package to you for your records.

Enclosed you will also find information regarding our benefits package.  Please review the information, fill out as much as possible, and bring it with you on your first day of employment.  If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Natalie Hensley at 949.862.1312.

The Immigration Reform and Control Act of 1986 requires all new associates to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable.  This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

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This offer shall expire 7 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment.  You may fax a signed copy, if you wish, to our confidential fax at 949.862.1324.  Feel free to call if you have questions.  We look forward to having you join the Autobytel Inc. team.

/s/ RICHARD WALKER

Richard Walker

Best regards,
AUTOBYTEL INC.

/s/ MARK ERNST

Mark Ernst V.P., Human Resources

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